UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2020

TELIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TLGT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2020, Teligent, Inc. (the “Company”) announced the appointment of Philip Yachmetz as Chief Legal Officer and Corporate Secretary of the Company, whose appointment became affective on July 16, 2020.

From 2015 through July 2020, Mr. Yachmetz, age 63, served as Chief Legal and Compliance Officer of Sovereign Medical Services, Inc., a privately held community healthcare system company. Prior to his position at Sovereign, Mr. Yachmetz held several senior executive positions at Savient Pharmaceuticals, Inc., a publicly-held specialty biopharmaceutical company from 2004 to 2014, including Co-President, Chief Business Officer, Executive Vice President, General Counsel and Secretary from 2004 to 2014. Mr. Yachmetz holds a J.D. from the California Western School of Law and a B.A. from George Washington University.

The Company has entered into an employment agreement with Mr. Yachmetz, dated July 9, 2020 (the “Employment Agreement”) in connection with his appointment as Chief Legal Officer and Corporate Secretary. Pursuant to the terms of the Employment Agreement, Mr. Sawyer is employed at will, and either the Company or Mr. Yachmetz may terminate the employment relationship for any reason, at any time. The Employment Agreement provides that Mr. Yachmetz is entitled to a $340,000 annual base salary, subject to annual review by the Company. Following the end of each calendar year, Mr. Yachmetz is eligible to receive an annual bonus calculated at 45% of his annual base salary. Mr. Yachmetz’s target bonus percentage for the 2020 calendar year will be 50% of such calculation. The Employment Agreement also includes the award of a one-time grant of (i) 23,505 restricted stock units (the “RSU Award”); and (ii) options to purchase 36,325 shares of Common Stock, with an exercise price equal to $2.34) (the “Option”), with such grants intended to qualify as “inducement grants” under the rules of the Nasdaq Stock Market (the RSU Award and the Option collectively referred to as the “Awards”). The Awards will vest according to the following schedule: one-third of the shares subject to such Award shall vest on each of the first, second, and third anniversaries of the grant date.

In the event that the Company terminates Mr. Yachmetz’ employment without cause, Mr. Yachmetz shall be entitled to (i) any unpaid base salary through the effective date of his termination, (ii) an amount per month equal to one-twelfth of Mr. Yachmetz’ then adjusted base salary for a period of six months; (iii) any unpaid annual bonus from the prior fiscal year, (iv) an amount equal to Mr. Yachmetz’ pro-rata portion of his annual bonus, (v) payment or reimbursement for COBRA premiums for six months and (vi) the vesting of a pro-rata portion of the equity awards granted to Mr. Yachmetz equal to the quotient of the number of months between the effective date of the Employment Agreement and the date of termination divided by 36. In the event that Mr. Yachmetz’ employment is terminated by the Company for cause or due to Mr. Yachmetz’ death, disability or resignation, then the Company shall have no further obligation to Mr. Yachmetz other than for any unpaid base salary through the date of termination. The Employment Agreement also contains certain standard provisions regarding confidentiality, assignment of intellectual property and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. Yachmetz has no family relationships with any of the executive officers or directors of the Company. Except for the Employment Agreement, there are no arrangements or understandings between Mr. Yachmetz and any other person pursuant to which he was elected as an officer of the Company. The Company is not aware of any transactions in which Mr. Yachmetz has an interest that would require disclosure under Item 404(a) of Regulation S-K.

On July 17, 2020, the Company issued a press release announcing Mr. Yachmetz’ appointment, a copy of which is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated July 9, 2020 between the Company and Philip Yachmetz
99.1	Press release date July 17, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELIGENT, INC.

By:	/s/ Damian Finio
Name:	Damian Finio
Title:	Chief Financial Officer

Date: July 17, 2020